QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Subsidiary List

Name	Jurisdiction
DNB First, National Association	PA
DNB Capital Trust I	DE
DNB Capital Trust II	DE
DOWNCO, Inc.	PA
DNB Financial Services, Inc.	PA
DN Acquisition Company, Inc	PA

QuickLinks

  Exhibit 21
Subsidiary List